Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
(214) 630-8090
(800) 569-9200
ir@ffex.net

Frozen Food Express Industries, Inc.
Announces Third Quarter Results

Dallas, Texas, October 31, 2006--Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the three- and nine-month periods ended September 30, 2006.

Third Quarter Recap
For the quarter ended September 30, 2006, total revenue was $127.0 million, as compared to $137.5 million during the same quarter of 2005. Third quarter 2006 total revenue included fuel surcharges of $22.2 million, compared to $18.7 million for the same quarter of 2005. Also included in third quarter 2006 total revenue was about $.5 million from disaster relief efforts compared to $1.9 million for the same period in 2005.

Net income for the third quarter of 2006 decreased to $2.9 million from $5.0 million for the third quarter of 2005. Third quarter 2006 net income per diluted share of common stock was $.16 as compared to $.26 for the third quarter of 2005.

Stoney M. (“Mit”) Stubbs, President and CEO commented, “We continue to see signs that the freight economy is softening. We said that 2005 was going to be a tough act to follow in terms of bottom-line performance.

“Since we put our new management team in place a few months back, we have been looking for signs of improvement in consecutive quarters. We are beginning to like what we see. Our operating ratio (freight operating expenses divided by freight revenue) improved from 97.2% in the first six months of 2006 to 95.7% during the third quarter. One quarter doesn’t constitute a trend, but I think we are seeing some positive signs as we manage our way through a period of softening demand for our core linehaul services.”

Nine Month Recap
For the nine months ended September 30, 2006, total revenue decreased by less than one percent to $379.9 million from $382.2 million for the same period of 2005. Total revenue during the first nine months of 2006 included fuel surcharge revenue of $59.4 million, compared to $43.5 million during the comparable period of 2005. Total revenue for the nine months ended September 30, 2006 included $2.5 million from disaster relief efforts.

Operating income for the nine months ended September 30, 2006 decreased to $12.1 million from $20.5 million for the comparable period of 2005. Contributing factors to higher operating expenses during the first nine months of 2006 as compared to the same period of 2005 were fuel expenses, higher claims and self-insurance expense levels, lower gains on the sale of equipment and professional fees associated with an investigation that was completed earlier in 2006.

Included in operating expense during the 2006 and 2005 nine-month periods were $19.3 million and $20.6 million, respectively, of depreciation and amortization expense.

Mr. Stubbs commented, “Truckload volumes were down by about 9% from last year and our average revenue per loaded mile was also down by about 3%. We have experienced downward pricing pressure from customers and we are working to structure offerings that will accommodate their needs and also fit into lanes that are within our defined freight network.

“On the positive side, our national less-than-truckload (“LTL”) accounts are holding the line pretty well, both in volume and pricing. We continue to challenge our sales team to expand our existing customer base through yield management techniques with the focus on growth. For example, third quarter 2006 LTL tonnage grew 6.3% over the second quarter of 2006 and revenue per hundredweight improved 4.1%. We are adjusting our scheduled runs and reducing the number of schedules where we see lower demand and pressure on pricing levels.”

Net income for the nine months ended September 30, 2006 was $6.9 million as compared to $14.1 million during the comparable period of 2005, during which the company realized a $3.8 million gain from the sale of a life insurance investment. Diluted net income per share of common stock for the first nine months of 2006 was $.37 as compared to $.75 during the same period of 2005.

Key Performance Indicators - Third Quarter 2006
Mr. Stubbs stated, “Compared to a year ago, we experienced a declining truck count with corresponding decreases in freight volumes for the third quarter. Also, qualified, safe drivers are hard to come by. Third quarter 2006 truckload shipments were down 11.2% and linehaul revenue per loaded mile was down to $1.49 as compared to $1.55 during the same period last year. Both lower pricing and freight volumes paint the story as to why our third quarter truckload freight revenue (excluding fuel adjustments) is down 17% to $62.6 million from $75.6 million during the same period of 2005.

“LTL is not much of a different story, other than our volumes are ramping up favorably as we implement some of our customer win-back programs. For the third quarter 2006, LTL hundredweight decreased 7.7%, compared to the year-ago quarter. Our revenue per hundredweight, however, increased by 3.7% and our outlook for LTL remains positive. LTL revenue (excluding fuel adjustments) was down 4.2% to $34.0 million from $35.5 million between the 2005 and 2006 three-month periods. The good news is that third quarter 2006 LTL revenue was up nearly 11% from second quarter of 2006.

“Asset productivity for our combined fleet services, measured by revenue per truck per week, declined during the third quarter of 2006 to $3,379 from $3,706 in the same period of 2005. Pricing conditions and lower utilization provide the root cause to this decline and remain a key focus for our management team.”

Looking Ahead
Mr. Stubbs concluded, “We have already taken steps to reduce overhead expenses, including headcount reductions in our underperforming markets and centralization of some back-office processes. Our management team is working on ways to streamline our operations to drive costs out of the business while maximizing productivity levels and improving customer service. Perishable LTL is a service line in which we expect to continue to grow and expand margins. In our full-service refrigerated niche, we believe that to win in this space we must provide competitive pricing and superior customer service. We will also have to find ways to capitalize on all resources and modes of transportation available to us, without limiting ourselves to the assets in our own operation.”

Conference Call and Webcast
FFEX will hold a conference call on Wednesday, November 1, 2006 at 10:00 a.m. Central Standard Time (11:00 a.m. Eastern Time) to discuss the three-month and nine-month 2006 operating results. Individuals wishing to participate in the conference call may do so by dialing (866) 831-6224 for domestic calls, (617) 213-8853 for international calls and entering the passcode 11400575 prior to the beginning of the call. There will also be a live webcast of the conference call that can be accessed by clicking on the webcast icon http://www.ffex.net. A replay of the webcast will be available on the company’s website within two hours after conclusion of the call or by telephone at (888) 286-8010 for domestic calls and (617) 801-6888 for international calls after 12:00 p.m. Central Standard Time for 30 days following the live webcast. The passcode for the replay will be 43531099.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Three and Nine Months Ended September 30,
(Unaudited and in thousands, except per share amounts)

	Three Months		Nine Months
	2006	2005	2006	2005
Revenue
Freight revenue	$124,133	$135,136	$371,285	$374,258
Non-freight revenue	2,844	2,403	8,566	7,990
	126,977	137,539	379,851	382,248
Cost and expenses
Salaries, wages and related expenses	30,813	33,894	97,688	97,152
Purchased transportation	30,335	32,190	88,234	93,361
Fuel	23,499	22,862	67,968	58,671
Supplies and expenses	15,455	17,004	44,736	48,067
Revenue equipment rent	7,537	7,849	23,153	21,303
Depreciation	5,082	5,094	15,325	16,838
Communication and utilities	1,120	1,087	3,176	3,013
Claims and insurance	4,579	4,293	13,640	10,881
Operating taxes and licenses	1,138	1,218	3,383	3,420
Gains on disposition of equipment	(958)	(923)	(2,609)	(3,573)
Miscellaneous expenses	154	1,959	4,342	4,844
	118,754	126,527	359,036	353,977
Non-freight costs and operating expenses	2,894	2,170	8,706	7,750
	121,648	128,697	367,742	361,727
Income from operations	5,329	8,842	12,109	20,521

Interest and other (income) expenses
Interest expense	105	92	259	278
Interest income	(56)	(13)	(392)	(195)
Equity in earnings of limited partnership	(226)	(302)	(478)	(439)
Life insurance and other	221	707	29	(2,460)
	44	484	(582)	(2,816)
Income before income tax	5,285	8,358	12,691	23,337

Income tax provision	2,423	3,382	5,781	9,255

Net income	$2,862	$4,976	$6,910	$14,082

Net income per share of common stock
Basic	$0.16	$0.28	$0.38	$0.79
Diluted	$0.16	$0.26	$0.37	$0.75

Basic shares	17,876	17,944	17,971	17,817
Diluted shares	18,374	18,873	18,688	18,791

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics Three and Nine Months Ended September 30, (Unaudited)
	Three Months		Nine Months
	2006	2005	2006	2005
Freight revenue from [a] :
Full truckload linehaul services	$57.4	$67.9	$182.1	$200.6
Dedicated fleets	5.2	7.7	16.5	18.7
Total full-truckload	62.6	75.6	198.6	219.3
Less-than-truckload (“LTL”) services	34.0	35.5	97.1	95.6
Fuel surcharges	22.2	18.7	59.4	43.5
Freight brokerage	3.7	3.8	9.7	11.6
Equipment rental	1.6	1.5	6.5	4.3
Total freight revenue	124.1	135.1	371.3	374.3
Freight operating expenses	118.8	126.5	359.0	354.0
Income from freight operations	$5.3	$8.6	$12.3	$20.3
Freight operating ratio [b]	95.7%	93.6%	96.7%	94.6%

Total full-truckload revenue	$62.6	$75.6	$198.6	$219.3
LTL revenue	34.0	35.5	97.1	95.6
Total linehaul and dedicated fleet revenue	$96.6	$111.1	$295.7	$314.9
Weekly average trucks in service	2,175	2,281	2,239	2,282
Revenue per truck per week [c]	$3,379	$3,706	$3,386	$3,537

Statistical and revenue data [d] :
Full-truckload total linehaul miles [e]	42.5	48.8	136.1	147.2
Full-truckload loaded miles [e]	38.5	43.7	123.2	132.3
Full-truckload empty mile ratio [f]	9.4%	10.5%	9.5%	10.1%
Full-truckload linehaul revenue per total mile	$1.35	$1.39	$1.34	$1.36
Full-truckload linehaul revenue per loaded mile	$1.49	$1.55	$1.48	$1.52
Full-truckload linehaul shipments [g]	40.8	46.0	128.9	139.5
Full-truckload loaded miles per shipment	944	950	956	948
LTL hundredweight [g]	2,172	2,352	6,315	6,502
LTL linehaul revenue per hundredweight	$15.65	$15.09	$15.38	$14.70

Tractors in service as of September 30	2,186	2,314	2,186	2,314
Trailers in service as of September 30	3,940	4,378	3,940	4,378

Notes:
[a] Revenue and expense amounts are stated in millions of dollars. The totals presented in the table may not agree to the amounts shown in the accompanying consolidated statements of income due to rounding.

[b] Freight operating expenses divided by total freight revenue.
[c] Total linehaul and dedicated fleet revenue per day times 7 divided by weekly average trucks in service.
[d] The data presented in the table for the three and nine months ending September 30, 2005 reflect changes in the manner in which data regarding the number of miles, shipments and hundredweight is tabulated. Accordingly, the data reported in previous reports will not necessarily agree with the data reported in this table.

[e] In millions.
[f] One minus the quotient of full-truckload loaded miles divided by full-truckload total linehaul miles.
[g] In thousands.